EXHIBIT 10.97

Employee Agreement

This Employee Agreement (this “Agreement”), effective as of the commencement of Employee’s employment with the Company, is entered into by and between Blackbaud, Inc. (the “Company”), and the employee (“Employee”).
Whereas, in connection with Employee’s employment with the Company, Employee will have access to valuable, confidential, privileged and/or proprietary information relating to the Company’s business, customers, processes, vendors and relationships;
Whereas, the parties agree that this Agreement provides sufficient consideration for restrictions, covenants, promises, and other terms contained herein; and
Whereas, the Company and Employee desire to memorialize certain terms relating to non-disclosure, non-solicitation, and non-competition.
Now, Therefore, in consideration of the Company’s employment of Employee, the mutual promises and covenants of the parties, and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the Company and Employee stipulate and agree as follows:

1.
Nature of the Business. For purposes of this Agreement, the “Business” means (A) (i) the design, development, marketing, licensing, leasing, rental or sale of products and/or services in respect of software, software applications, internet applications, mobile applications, donor research and management, prospective donor analysis, business performance analytics, payment processing, e-commerce solutions, tuition payment portal or financial aid, scholarship management solutions, peer-to-peer fundraising, donation-based crowd funding or, in each case, services and/or consulting with respect thereto, (ii) to consumers, non-profit organizations, associations, foundations, corporations, government agencies, donors, advisors, education institutions, financial institutions or faith-based organizations, and (iii) in connection with fundraising, e-commerce, accounting and financial management activities, donor management, corporate social responsibility program management, volunteer management, charitable event management, charitable mission / case / outcomes management or grant (or other charitable currency) management (including investing, managing and awarding such currency), tuition management or scholarship management or church management systems, member management, congregant engagement, child check-in, worship planning and associated production, including live-stream, and (B) design, development, marketing, licensing, leasing, rental or sale of software, software applications, internet applications, mobile applications, and analytics, in each case targeted to nonprofit organizations and charities and designed: (A) to provide performance management, activity tracking, prospect research, analytics, insights, reporting, direct marketing, benchmarking and recommended actions to gift officers and their management; or (B) to enable fundraising campaigns, provide fundraising data collection, analysis and processing for nonprofit organizations and charities, or provide best practice tools and recommendations; and (ii) consulting and/or performance of installation, training, support and other services related to any of the foregoing.

2.
Consideration. In return for the restrictions, promises and other terms contained herein, it is stipulated and agreed that this Agreement is being entered into in consideration of the Company’s employment of Employee and allowing Employee access to valuable, confidential, privileged, and proprietary information and trade secrets relating to the Company’s business, customers, processes, vendors, and relationships.

3.	Covenants Not to Use or Disclose Confidential Information.
It is stipulated and agreed that as a result of Employee’s employment by the Company, Employee has and will have access to valuable, highly confidential, privileged and proprietary information and trade secrets not generally available in the public domain relating to the Company’s Business (the “Confidential Information”). For purposes of this Agreement, “Confidential Information” means information pertaining to the Company’s, or its affiliated companies’, trade secrets; patents; copyrights; software (including, without limitation, all programs, specifications, applications, routines, subroutines, techniques, algorithms, and ideas for formulae); products and/or services; concepts; inventions; know-how; data; drawings; designs; documents; names and/or lists of clients, customers, client and/or customer usage, prospective clients and/or customers, agents, contractors, and suppliers; the methods through which Employer identifies, hires, trains and compensates its employees; details regarding Employer’s employees (other than Employee), including their compensation, contact information, and their performance and conduct; marketing information; business plans; business methodologies and processes; strategies; financial information and other business records; and all copies of any of the foregoing, including notes, extracts, memoranda shared with, prepared or directed to be prepared by Employee based on any Confidential Information. It is further acknowledged and agreed that the unauthorized use or disclosure by Employee of any of the Confidential Information would seriously damage the Company in its Business. Confidential Information does not include generalized skills or knowledge acquired by Employee in the course of his/her duties.
As a consequence of the above, with respect to any Confidential Information that is obtained by Employee during or as the result of Employee’s performance of services for the Company and/or its customers, affiliated companies, vendors, suppliers and distributors, whatever its nature and form and whether obtained orally, by observation, from written materials or otherwise, Employee agrees that during employment and after the termination of Employee’s employment for any reason (subject to any post-employment restrictions posed by applicable state law):

(a)
Employee will hold all Confidential Information in strict confidence and will not use, publish, divulge or otherwise reveal or allow to be revealed any portion thereof to any third person, company or other entity, except to or with the prior written consent of the Company;

(b)
Employee will use his/her best efforts to assure that all Confidential Information is properly protected and kept from unauthorized persons or entities, and will immediately report to the Company any misuse of Confidential Information by another person or entity that Employee may encounter or of which Employee may become aware;

(c)	Employee will make no use of any Confidential Information except such use as is required in the performance of Employee’s services for the Company; and

(d)
Upon termination of Employee’s employment with the Company for any reason, or upon the Company’s request, Employee will immediately deliver to the Company all documents, software, hardware, written materials and other items of any kind, and any copies thereof that contain Confidential Information.

4.	Covenant Not to Compete or Solicit Customers.
Ancillary to the Confidentiality/Non-Disclosure agreement contained herein, and in order to protect the substantial time, money and effort invested by the Company in the training and development of its employees, the research and development of its products, its selling, marketing, pricing and servicing strategies, the development of good will among its members and vendors and other legitimate business interests, the Company and Employee further agree as follows:

(a)
During Employee’s employment and for one (1) year following the termination of his/her employment, regardless of whether voluntary or involuntary (the “Restricted Period”), Employee will not, either directly or indirectly, for himself/herself or on behalf of any other person, business, enterprise or entity, compete with Company by providing services similar to the Business of the Company to any other person, business, enterprise or entity that competes with the Company, in the same or substantially similar capacity in which Employee was employed by the Company.

For purposes of this provision, the restricted territory is throughout the United States (“Restricted Territory”). Employee acknowledges that the Company has a national presence and that although headquartered in Charleston, South Carolina, the Company does business not only throughout South Carolina but also throughout the United States. The parties acknowledge that their sole intention in this Section 4 is to prohibit direct competition in relation to the Business that could affect the Company’s business with existing or potential customers for the Restricted Period in the Restricted Territory. Employee acknowledges that the covenant set forth in this paragraph is reasonable in both its geographic and temporal scope and necessary to protect the legitimate interests and goodwill of the Company due to the national nature of the Company’s business and its national customer base. Before entering into this Agreement, Employee has considered the limitations that the covenant in this paragraph could impose on Employee or Employee’s ability to find other employment and has determined that the covenant would not cause undue hardship to Employee or Employee’s family. Employee also agrees that the Business constitutes a small part of the market for Employee’s services, that Employee’s employment opportunities and livelihood are not limited to the provision of services relating to the Business, and that the covenant will not create undue hardship for Employee or Employee’s family. It is the desire and intent of the parties that the provisions of this paragraph be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought.

(b)
Notwithstanding the foregoing, if a court or arbitrator determines that the Restricted Territory is overbroad, the parties agree that the Restricted Territory will be (i) all States where the Company has or had operations during the two (2) years preceding Employee’s last day of employment with the Company; and (ii) all States where the Employee regularly transacted business on behalf of the Company during the two (2) years preceding Employee’s last day of employment with the Company.

(c)
In addition to, but not in limitation of the restrictions set forth above, the Employee further promises and agrees that unless the Company has given its prior written consent, which can be withheld in its sole discretion, he/she will not advertise or market services as a Company employee or former Company employee or as an expert in any Company products or services or any similar designation in connection with the foregoing. During Employee’s employment and for one (1) year following termination of his/her employment, regardless of whether voluntary or involuntary, Employee will not, directly or indirectly, either on behalf of himself/herself or any other person, business, enterprise or entity, (i) solicit any of the Company’s Customers for any business purpose in competition with or in conflict with the Business of the Company or (ii) request or advise any of the Company’s Customers to withdraw, curtail, or cancel their business with the Company. For purposes of this Agreement “Customers” shall mean any current customer or prospective customer of the Company (1) with whom Employee had contact directly or indirectly in connection with Employee’s employment with the Company during the two (2) years prior to the termination of Employee’s employment with the Company; or (ii) about whom Employee had access to proprietary, confidential, or commercially advantageous information through Employee’s employment by the Company during the two (2) year period prior to the termination of Employee’s employment with the Company.

5.
Covenant Not to Solicit Employees. During Employee’s employment and for one (1) year after separation of employment from the Company Employee will not, directly or indirectly, either on behalf of himself/herself or any other person, business, enterprise or entity, solicit for employment, employ, hire, contract with, or otherwise engage any Applicable Personnel. For purposes of this Section, “Applicable Personnel” means any person that was employed or engaged as an employee or independent contractor of the Company at any time during the six (6) month period prior to termination of Employee’s employment with the Company of whom Employee developed knowledge or information regarding skills and abilities while employed.

6.
Exclusive Employment. Employee shall not without the express prior written consent of the Company, directly or indirectly, during Employee’s employment with the Company, render professional services to any person or firm for compensation or engage in any activity competitive with and/or adverse to the Company’s purposes, mission or interests, whether alone, as a partner or member, or as an officer, director, employee or shareholder of any other corporation or entity or as a trustee, fiduciary or other representative of any other activity or entity, except with the express written approval of the Company, which the Company may revoke at any time in its sole discretion.

7.
Ownership and Assignment of Inventions. Employee understands and agrees that Employee is performing work for hire for the Company and that any Inventions (as defined below) developed or conceived by Employee during Employee’s employment with the Company are the sole property of the Company. “Inventions” shall include any inventions, improvements, developments, discoveries, programs, designs, products, processes, information systems and software, as well as any other concepts, works and ideas, whether patentable or not, relating to any present or prospective activities or Business of the Company. Employee agrees to make the Company aware of all such Inventions. To the maximum extent permitted by applicable law, Employee further agrees to assign and does hereby assign to the Company all rights, title and interest in and to all such Inventions hereafter made by Employee. This Section does not apply to any Invention for which Employee affirmatively proves that: (a) no equipment, supplies, facility, trade secrets, or Confidential Information of the Company was used; (b) the Invention was developed entirely on Employee’s own time; and (c) the Invention did not result, either directly or indirectly, from any work performed by Employee for the Company.

8.
Remedies. It is stipulated and agreed that a breach by Employee of any of the covenants contained in Sections 3, 4, 5, 6 or 7 of this Agreement would cause irreparable damage to the Company. The Company, in addition to any other rights or remedies that the Company may have, shall be entitled to an injunction restraining Employee from violating or continuing any violation of such covenants without posting of bond (to the extent permitted by applicable law). Such right to obtain injunctive relief may be exercised at the option of the Company, concurrently with, prior to, after, or in lieu of the exercise of any other rights or remedies that the Company may have as a result of any such breach or threatened breach of this Agreement. Employee agrees that upon breach of any of the covenants contained in Sections 3, 4, 5, 6 or 7 of this Agreement, the Company shall be entitled to an accounting and repayment of all profits, royalties, compensation, and/or other benefits that Employee directly or indirectly has realized or may realize as a result of, or in connection with, any such breach. Employee further agrees that Employee will be liable for any expenses the Company may incur, including attorneys’ fees, to enforce the terms of this Agreement. This provision is in addition to and not in lieu of any rights and remedies available to the Company for any breach of this Agreement.

9.
No Effect on Trade Secret Laws. Subject to Section 11 below, nothing in this Agreement is intended to alter, limit (temporally, geographically, or otherwise), or have any effect whatsoever on Employee’s obligation to refrain from disclosing the Company’s trade secrets. Nothing in this Agreement shall limit or otherwise affect the Company’s remedies for any violation of applicable trade secrets laws, all of which shall be cumulative to any remedies available to the Company for a breach of this Agreement.

10.
Defend Trade Secrets Act. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11.
Other Agreements/Warranties. Employee warrants that Employee is not bound by the terms of a confidentiality agreement or non-competition agreement or any other agreement with a former employer or other third party that would preclude Employee from accepting employment with the Company or that would preclude Employee from effectively performing Employee’s duties for the Company. Employee further warrants that Employee has the right to make all disclosures that Employee will make to the Company during the course of Employee’s employment with the Company. Employee agrees that Employee shall not disclose to the Company, or seek to induce the Company to use, any confidential information in the nature of trade secrets or other proprietary information belonging to others and that in the event that the Company directs Employee to perform tasks that would result in the disclosure or use of any such confidential information, that Employee shall notify the Company in advance of any such disclosure. Employee agrees to defend, indemnify, and hold harmless the Company for any losses that it incurs as a result of the Employee’s violation of any non-competition, non-solicitation, non-disclosure, or trade secret obligations that Employee may have to any other party during employment with the Company. Employee also agrees that any violation by Employee of any non-competition, non-solicitation, non-disclosure, or trade secret obligations that Employee may have to any other party during employment with the Company shall be grounds for immediate discharge.

12.
Acknowledgment of Reasonableness. Employee has carefully read and considered the provisions of this Agreement, has had the opportunity to consult with an attorney of Employee’s choice, and agrees that the restrictions and remedies set forth herein are fair and reasonably required for the protection of the Company. In the event that any provision relating to the scope of the restrictions shall be declared by a court of competent jurisdiction to exceed the maximum scope that such court deems reasonable and enforceable under applicable law, the Company and Employee agree that the scope of the restriction held reasonable and enforceable by the court shall thereafter be the scope of this Agreement.

13.
Severability; Survival; Modification. The covenants described herein and all provisions and sub-provisions of this Agreement are intended to be severable. If any term, covenant, provision, sub-provision, or portion thereof is held to be invalid, void or unenforceable by a court of competent jurisdiction or arbitrator for any reason whatsoever, such ruling shall not affect the remainder of this Agreement, which shall remain in full force and effect. Any provision of this Agreement that contemplates performance or observance subsequent to termination of this Agreement, regardless of the date, cause or manner of such termination, shall survive such termination and shall continue in full force and effect.

14.
Applicable Law. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall, in all respects, be governed by and construed according to the laws of the State of South Carolina, without regard to its conflict of law principles.

15.
Dispute Resolution. Employee and Blackbaud agree that all disputes (unless excluded below), arising out of or related to this Agreement or the employment relationship, which Blackbaud may have against Employee or the Employee may have against Blackbaud (including its affiliates, subsidiaries, divisions, successors, assigns and their current and former employees, officers, directors, and agents), involving legally or equitably protected rights, shall be resolved only through formal, mandatory arbitration before a neutral arbitrator. This includes, without limitation, disputes or claims about the application for employment, terms and conditions of employment, wages and pay, leaves of absence, reasonable accommodation, or termination of employment. For example, such claims include, but are not limited to, those under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act of 1990, Sections 1981 through 1988 of Title 42 of the United States Code, any state or local anti-discrimination (such as, for example, the Massachusetts Fair Employment Practices Act), harassment, or wage laws, or under any federal, state, or local law, ordinance or regulation, or based on any public policy, contract, tort, equitable theory, or common law. The arbitration must be pursued on an individual basis only and, to the maximum extent permitted by law, Employee and Blackbaud waive the right to commence, be a party to, participate in, receive money or any other relief from, or amend any existing lawsuit to include, any representative, collective or class proceeding or claims or to bring jointly any claim covered by this Agreement. No party may bring a claim on behalf of other individuals and an arbitrator may not (a) combine more than one individual’s claim or claims into a single case; (b) order, require, participate in or facilitate production of class-wide contact information or notification to others of potential claims; or (c) arbitrate any form of a class, collective, or representative proceeding. Only a court of competent jurisdiction may interpret the enforceability of this class/collective action waiver. If the class/collective action waiver is determined to be unenforceable by a court of competent jurisdiction then the case will proceed as a putative class/collective action in court.

Disputes not covered by this Section are: (i) claims for workers’ compensation or unemployment compensation benefits; (ii) claims based upon current (successor or future) stock option plans, employee pension and/or welfare benefit plans, which already contain a procedure for the resolution of disputes; (iii) claims which by law are not subject to mandatory binding pre-dispute arbitration; and (iv) claims included in any lawsuit or administrative proceeding to which Employee is a party and which are pending against Blackbaud prior to the date Employee signs this Agreement.
The arbitration will be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”), except for any provisions therein providing for class or collective proceedings. The arbitrator may award individual relief only and shall have exclusive authority to resolve any dispute about the interpretation, applicability, enforceability or formation of this Agreement including, but not limited to, any claim that any part of this Agreement is void or voidable, except any determination as to the enforceability of the above class/collective action waiver shall be made solely by a court.
Nothing herein limits the Employee’s ability to file a charge with a federal, state, or local government administrative agency. Nor does this provision limit a federal, state or local government agency from its pursuit of a claim in court or the remedies it may seek from a court.
Blackbaud will pay the arbitrator’s fees and will reimburse Employee for any administrative filing fees the AAA may impose to initiate arbitration. Further, Blackbaud agrees that if it prevails at the arbitration it shall not seek or pursue arbitration costs, even if at law it would otherwise be entitled to pursue such costs. Separate from costs, the parties retain any rights they each may have under applicable law to recover attorneys’ fees from each other if ordered by the arbitrator.

If any term or provision of this Dispute Resolution clause shall, to any extent, be determined to be invalid or unenforceable, then this Agreement may be interpreted or modified to the extent necessary for it to be enforceable and to give effect to the parties’ expressed intent to the maximum extent allowed by law.

16.
Waiver. Any waiver of a breach of any provision of this Agreement must be in writing and signed by the waiving party. Any waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of, or estoppel with respect to, any subsequent breach of such provision or any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not deprive that party of its right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

17.
Employment At-Will. Nothing in this Agreement shall be interpreted to create a contract of employment for any specific time. Employee is and shall remain an employee at-will, and either party may terminate the employment relationship at any time for any reason or no reason at all.

18.
Entire Agreement. This Agreement constitutes the entire agreement between the parties as of the date hereof with respect to the subject matter hereof and supersedes any previous understandings, representations, statements and agreements, whether oral or written, between or among the parties with respect to the subject matter hereof. This Agreement may be modified only by written agreement, signed by all of the parties and expressly purporting to modify this Agreement.

19.
No Assignment / Binding Effect. Employee may not assign this Agreement to any other person or entity without the Company’s express written consent, which may be withheld for any reason or no reason at all. This Agreement shall be binding on Employee’s heirs, successors, and permitted assigns. This Agreement shall be assignable by the Company to its successors and assigns.

20.	Tolling. The Restricted Period shall be tolled for any period(s) of violation, including period(s) of time required for litigation to enforce the covenants of this Agreement.

21.
Execution. This Agreement may be executed by one or more parties in the form of an electronic signature, which will constitute an original and binding signature of a party. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

[Signatures Follow]

The parties hereto have executed this Agreement to be effective as of the date Employee signs this Agreement.

EMPLOYEE:
Date:	2/16/2018	/s/ Kevin P. Gregoire

BLACKBAUD, INC.:
/s/ Peggy Anderson
By: